Exhibit 99.1

NEWS RELEASE For Immediate Release

BrightView Announces Successful Term Loan Repricing

BLUE BELL, PA (January 29, 2025) — BrightView Holdings, Inc. (NYSE: BV) today announced that it has successfully completed a repricing of its $738,000,000 senior secured term loan due 2029. The repricing reduces the applicable interest rate on the Term Loan to Term SOFR plus 2.00%, down from the previous Term SOFR plus 2.50%. All other terms remain substantially unchanged. Coupled with the repricing from May 2024, the Company estimates that repricing the Term Loan will produce cash interest expense savings of approximately $7.5 million annually and approximately $35 million through maturity.

“We repriced our term loan in May 2024 and, again, we executed a repricing this week. Opportunistically managing the balance sheet and continuing to push costs down creates flexibility and drives our commitment to profitable growth,” said Brett Urban, BrightView Chief Financial Officer.

About BrightView

BrightView (NYSE: BV), the nation’s largest commercial landscaper, proudly designs, creates, and maintains the best landscapes on Earth and provides the most efficient and comprehensive snow and ice removal services. With a dependable service commitment, BrightView brings brilliant landscapes to life at premier properties across the United States, including business parks and corporate offices, homeowners' associations, healthcare facilities, educational institutions, retail centers, resorts and theme parks, municipalities, golf courses, and sports venues. BrightView also serves as the Official Field Consultant to Major League Baseball. Through industry-leading best practices and sustainable solutions, BrightView is invested in taking care of our team members, engaging our clients, inspiring our communities, and preserving our planet. Visit www.BrightView.com and connect with us on X (formerly known as Twitter), Facebook, and LinkedIn.

Forward-Looking Statements

This press release includes certain disclosures which contain “forward-looking statements.” You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates,” and variations of such words or similar expressions. Forward-looking statements are based on BrightView’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements can be found under the caption “Risk Factors” in BrightView’s annual report on Form 10-K for the year ended September 30, 2024, as filed with the SEC, as such risk factors may be updated from time to time in its periodic filings with the SEC, which are accessible on the SEC’s website on www.sec.gov. Any forward-looking statement in this release speaks only as of the date of this release. BrightView undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

For More Information:

Investors

Chris Stoczko, Vice President of Finance
IR@brightview.com

News Media
David Freireich, Vice President of Communications & Public Affairs
David.Freireich@brightview.com

Source: BrightView Landscapes